FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-14107
                         ------------------------------

                       Prairie Pacific Energy Corporation
      302-1168 Hamilton Street, Vancouver, British Columbia, V6B 2S2,CANADA

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
 ______________________________________________________________________________
                (Title of each class of securities by this Form)

 _______________________________________________________________________________
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                     Rule 12g-4(a)(1)(i)   [ ]   Rule 12h-3(b)(1)(ii)     [ ]
                     Rule 12g-4(a)(1)(ii)  [ ]
                     Rule 12g-4(a)(2)(i)   [x]   Rule 12h-3(b)(2)(i)      [ ]
                     Rule 12g-4(a)(2)(ii)  [ ]
                     Rule 12h-3(b)(1)(i)   [ ]   Rule 12h-3(b)(2)(ii)     [ ]

                                                 Rule 15d-6               [ ]

      Approximate number of holders of record as of the certification or notice date:

      202 U.S. residents
      ------------------

      Pursuant to the requirements of the Securities Exchange Act of 1934, Prairie Pacific Energy Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:     March 13, 1997           By: /s/ Malcolm F. W. Todd, President

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